CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Lundin Mining Corporation

We consent to the use of our report dated February 14, 2006 (except as to Note 9 which is as of March 1, 2006 and Note 17 which is as of October 12, 2006), with respect to the consolidated financial statements of Lundin Mining Corporation for the year ended December 31, 2005, included as an exhibit to the Registration Statement on Form 40-F of Lundin Mining Corporation filed with the Securities and Exchange Commission.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
October 13, 2006